Exhibit 99.1
Celebrate Express Undertakes a Process to Evaluate Strategic Alternatives and Announces Two New Members of the Board of Directors
KIRKLAND, WA —(BUSINESS WIRE)—August 21, 2006—Celebrate Express, Inc. (Nasdaq:BDAY) today announced that the Board of Directors has retained Cowen and Company, LLC to conduct, in conjunction with management, a thorough review of the Company’s strategic alternatives to maximize shareholder value, including a potential sale of the Company.
After hearing from a number of the Company’s shareholders, the Board has determined that now is an appropriate time to initiate an external process to explore strategic alternatives. During this process, the Company will continue to move forward with its business plan in the ordinary course. The Board noted that while it will review all options in consultation with its advisors, there can be no assurance of any particular outcome. The Company does not plan to release additional information about the status of the review unless and until a definitive agreement is entered into, a definitive decision has been made on a course of action or the process is otherwise completed.
The Company also announced that Kenneth H. Shubin Stein, MD, CFA and Stephen Roseman, CFA joined the Company’s Board of Directors. In connection with their appointment, the group of shareholders led by these individuals agreed to terminate their proxy solicitation efforts. Kevin Green, the Company’s Chief Executive Officer said “I look forward to working with Ken and Stephen as Board members and discussing their views on enhancing shareholder value.”
Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs, our ability to manage our distribution and fulfillment operations, competition from other retailers, our ability to recruit and maintain senior management and other key personnel, and other risks detailed in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About Celebrate Express, Inc.
Celebrate Express is a leading e-commerce provider of celebration products. The Company currently operates three business to consumer brands: Birthday Express, which markets children’s party products; Costume Express, which markets costumes and matching accessories; and Storybook Heirlooms, which offers girls’ special occasion and specialty apparel. The Company utilizes its branded Web sites, BirthdayExpress.com, Storybook.com and CostumeExpress.com, complemented by branded catalogs to offer products as complete coordinated solutions. The Company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.CelebrateExpress.com.
CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations),
425-250-1064 x186
Invest@celebrateexpress.com